Exhibit 3.1

Amendment No. 1 to the Third Amended and Restated Bylaws of

American Land Lease, Inc.

Amendment and Restatement of Article III, Section 8

Section 8. Committees. The board of directors may appoint from among its members an executive committee, an audit committee, a pricing committee and other committees, each committee to consist of one or more directors of the Corporation. Any committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all of the powers and authority of the board of directors in the management of the business and affairs of the Corporation.

Notice of committee meetings shall be given in the same manner as notice for special meetings of the board of directors.

One-third of the members of any committee shall be present in person at any meeting of such committee in order to constitute a quorum for the transaction of business at such meeting, and the act of a majority present shall be the act of such committee. The board of directors may designate a chairman of any committee and such chairman or any two members of any committee may fix the time and place of its meetings unless the board shall otherwise provide. In the absence or disqualification of any member of any committee, the members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of such absent or disqualified members; provided, however, that in the event of the absence or disqualification of any Independent Director, such appointee shall be an Independent Director.

The committees shall keep minutes of their proceedings and shall report the same to the board of directors at the meeting next succeeding, and any action by the committees shall be subject to revision and alteration by the board of directors, provided that no rights of third persons shall be affected by any such revision or alteration.

The board of directors shall have the power at any time to change the membership of any committee, to fill all vacancies, to designate alternate members to replace any absent or disqualified member, or to dissolve any such committee.

5